UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

PUGET ENERGY, INC.
(Exact name of Registrant as specified in its charter)

Washington	91-1969407
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
10885 N.E. 4th Street, Suite 1200 Bellevue, Washington	98004
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Preferred StockPurchase Rights	New York Stock Exchange
(Title of Class)	(Name of Exchange)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑	In this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: None
Securities to be registered pursuant to Section 12(g) of the Act: None

AMENDMENT NO. 1 to FORM 8-A

This Amendment No. 1 amends and supplements the Registration Statement on Form 8-A (the “Form 8-A”) filed with the Securities and Exchange Commission on January 2, 2001 by Puget Energy, Inc., a Washington corporation (the “Company”), as set forth below.

Item 1. Description of Registrant’s Securities to be Registered.

                The Company announced that it has entered into (1) an Agreement and Plan of Merger, dated as of October 25, 2007 (the “Merger Agreement”), with Padua Holdings LLC, a Delaware limited liability company (the “Parent”), Padua Intermediate Holdings Inc., a Washington corporation (“Padua Intermediate”) and  Padua Merger Sub Inc., a Washington corporation and wholly owned subsidiary of Padua Intermediate (the “Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and (2) a Stock Purchase Agreement, dated as of October 25, 2007 (the “Stock Purchase Agreement”), with the purchasers named therein (the “Purchasers”), pursuant to which the Purchasers will purchase 12.5 million shares of common stock of the Company (the “Common Shares”).

                Immediately prior to the execution of the Merger Agreement and the Stock Purchase Agreement, the Company and Wells Fargo Bank, N.A., as successor to Mellon Investor Services LLC (the “Rights Agent”), entered into an amendment (the “Rights Agreement Amendment”) to the Rights Agreement dated as of December 21, 2000 (the “Rights Agreement”), which provides that neither the execution of the Merger Agreement or Stock Purchase Agreement nor the consummation of the transactions contemplated thereby will trigger the provisions of the Rights Agreement.

                In particular, the Rights Agreement Amendment provides that neither Parent, Purchasers, nor any of their affiliates or associates (the “Exempted Persons”) shall be deemed to be an “Acquiring Person,” as a result of (i) the acquisition of Common Shares pursuant to and in accordance with the Stock Purchase Agreement and (ii) the execution and delivery of, and the consummation of the transactions contemplated by, the Merger Agreement or the Stock Purchase Agreement.  The Amendment also provides that the Rights Agreement shall terminate and the Rights shall expire at the Effective Time (as defined in the Merger Agreement), if the Rights Agreement has not otherwise terminated.  The foregoing description of the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement Amendment, which is filed as an exhibit hereto, and is incorporated herein by reference.

 Item 2. Exhibits.

Exhibit
Number	Description of Exhibits
4.1
Rights Agreement, dated as of December 21, 2000 between Puget Energy, Inc. and Mellon Investor Services LLC, as rights agent (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form 8-A filed by Puget Energy, Inc. on January 2, 2001).

4.2
Amendment No. 1, dated as of October 25, 2007, to Rights Agreement dated as of December 21, 2000 between Puget Energy, Inc. and Wells Fargo Bank, N.A., as successor to Mellon Investor Services LLC, as rights agent (incorporated by reference to the Company’s Current Report on Form 8-K filed on October 29, 2007).

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PUGET ENERGY, INC.
Dated: October 29, 2007	By:	/s/ Jennifer L. O’Connor
Jennifer L. O’Connor Senior Vice President, General Counsel, Chief Ethics and Compliance Officer and Corporate Secretary

Exhibit Index

Exhibit
Number	Description of Exhibits
4.1
Rights Agreement, dated as of December 21, 2000 between Puget Energy, Inc. and Mellon Investor Services LLC, as rights agent (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form 8-A filed by Puget Energy, Inc. on January 2, 2001).

4.2
Amendment No. 1, dated as of October 25, 2007, to Rights Agreement dated as of December 21, 2000 between Puget Energy, Inc. and Wells Fargo Bank, N.A., as successor to Mellon Investor Services LLC, as rights agent (incorporated by reference to the Company’s Current Report on Form 8-K filed on October 29, 2007).